Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-8 (No. 333-222494) pertaining to the 2015 Omnibus Securities and Incentive Plan and Form S-8 (No. 333-216588) and our audit report dated March 8, 2017, with respect to the consolidated balance sheet of Vivos, Inc. (f/k/a Advanced Medical Isotope Corporation) as of December 31, 2016, and the consolidated related statements of stockholders’ equity (deficit), operations, and cash flows for the period then ended. Our report dated March 8, 2017, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Vivos Inc.’s ability to continue as a going concern, which report is included in this Annual Report on Form 10-K/A.

Fruci & Associates II, PLLC
Spokane, Washington
January 24, 2018